Exhibit 10.19

October 29, 2015

PRIVATE AND CONFIDENTIAL

Scott Cameron

Dear Scott:

We are pleased to offer you the position of Chief Strategy Officer with Canada Goose Inc. (“CG”) effective January 4th, 2016 (“Start Date”). In this role, you will report to Dani Reiss, President & CEO.

Terms of Your Employment Include:

Salary: Your base salary will be $375,000 CAD per annum and will be deposited on a bi-weekly basis via electronic funds transfer to your bank account. Annual salaries are reviewed each year during our Fiscal Year End Performance Management and Development Process.

Bonus Plan: You will be eligible to participate in our Bonus Plan at a target rate of 40% of base salary. Eligibility and pay out for this plan is based on performance and paid out at the end of the fiscal year. Payouts can range from 0%-160% of Target. The award of any bonus is solely in CG’s discretion. You must be an active employee in order to receive payment from the bonus plan.

Stock Options: In addition to the above, the Company has established a stock option plan to provide additional compensation opportunities to certain senior level employees of the Company and its subsidiaries. Further plan documentation will be provided in a separate options agreement.

Signing Bonus: You will be provided a signing bonus of $100,000 CAD within the first 30 days of your employment. In the event that you voluntarily resign from CG within one year of service, you will be responsible for repaying CG 100% of the signing bonus you received.

Vacation: You are entitled to 4 weeks of vacation per calendar year. Should you not complete any full calendar year of employment any vacation monies paid out to you which have not been earned will be deducted from your final pay.

Benefits: You will be eligible for participate in CG’s executive benefit plan. All benefit premiums are paid 100% by the company except for the Long Term Disability, which is paid 100% by you. The premium for LTD is calculated on your base salary and will be deducted from your bi- weekly pay. You are also eligible for an annual Comprehensive

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Health Assessment at the Medcan Clinic. CG reserves the right, in its sole discretion, to alter or eliminate any benefits or to change benefits providers.

Employee Purchase Plan: You are entitled to 3 complimentary jackets each calendar year. You are also eligible to participate in CG’s Employee Purchase Plan. This benefit is designed to assist you with purchasing CG products at a reduced rate for you and your immediate family.

Employee Policy Manual: You have been provided with a copy of CG’s current employee policy manual. You agree that you will adhere to all CG policies, guidelines, systems and procedures. CG reserves the right to change the provisions of any of these at any time.

Expenses: All of your reasonable out-of-pocket business expenses will be reimbursed by CG upon receipt of appropriate documentation of such actually incurred expenditure. Any major expenses must be authorized in advance.

Confidential Information: The term “Confidential Information” means information and data not known generally outside CG. Concerning CG’s business and technical information, including, without limitation, information relating to Inventions, as defined below, customer lists, pricing policies, lists of suppliers, patents, trade marks, payment terms, terms of sale including special customer discounts or concessions, customer sales volumes, marketing knowledge and/or information, production knowledge and/or information, knowledge and/or information regarding CG competitors.

It is understood that Confidential Information does not include:

(a)	information which is or becomes generally available to the public or within the industry through no act or omission on your part; or

(b)	information which is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that you shall, as soon as practicable, give CG prior written notice of such required disclosure in order to afford CG an opportunity to seek a protective order (it being agreed that if a protective order is not sought or obtained in such circumstances, you may disclose such information without liability).

You agree that all Confidential Information is the property of CG and shall remain so and that the disclosure of any Confidential Information would be highly detrimental to the best interests of CG and could severely damage the economic interests of CG Except as otherwise herein provided, you agree that during the Term and thereafter, you will hold in strictest confidence, and will take all necessary precautions against unauthorized

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disclosure of, and will not use or disclose to any person, firm or corporation, without the written authorization of CG, any of the Confidential Information, except as such use or disclosure may be required in connection with your work for CG hereunder. You understand that this Agreement applies to computerized and electronic, as well as written information.

Upon and following the termination of this Agreement, you agree that you will not take with you any Confidential Information that is in written, computerized, machine-readable, model, sample, or other form capable of physical delivery, without the prior written consent of CG. You also agree that, upon the termination of this Agreement, you shall deliver promptly and return to CG all such materials, along with all other property of CG in your possession, custody or control and you shall make no further use of same. Should you discover any such items after the termination of this Agreement; you agree to return them promptly to CG without retaining copies of any kind.

Inventions: The term “Inventions” means any intellectual property including without limitation, all technological innovations, discoveries, inventions, designs, formulae, know-how, tests, performance data, processes, production methods, software, improvements to all such property and the like, regardless of whether or not patentable, copyrightable, or subject to trade-mark and further includes any recorded material, notes or records defining, describing or illustrating any such intellectual property.

With respect to any and all Inventions which you, either by yourself alone or together with others, make, conceive, originate, devise, discover, develop or produce, in whole or in part, during the period of your employment with CG hereunder or during, in whole or in part, the 12 month period after your employment hereunder and which such Inventions arise or relate, directly or indirectly, to your performance of your obligations under this Agreement delivered hereunder, you agree:

(a)	to keep notes and written records of any such work, which records shall be provided to CG and made available at all times for the purposes of evaluation and use in obtaining patents, trademarks or copyrights or as a protective procedure;

(b)	to disclose fully and promptly to CG any and all such Inventions, regardless of whether or not made, conceived, originated, devised, discovered, developed or produced by you or others on your behalf either during your working hours or in connection with the work assigned to you by CG;

(c)

that all models, instructions, drawings, blueprints, manuals, letters, notes, notebooks, books, memoranda, reports, software code listings, or other writings made by you or which may come into your possession during the

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Term of this Agreement and which relate in any way to or embody any Confidential Information or relate to your employment hereunder or any activity or business of CG, shall be the exclusive property of CG and shall be kept on CG premises, except when required elsewhere in connection with any activity of CG and shall be available to representatives of CG at all times for the purpose of evaluation and use in obtaining patents, trademarks or copyrights or other protective procedures;

(d)	that CG is and shall be the sole owner of all intellectual and industrial property rights in any and all such Inventions and that you hereby irrevocably assign and agree to assign all right, title and interest in such Inventions to CG or its nominee without any additional compensation to it and that you will sign all applications for, and assignments of, patents, trademarks, copyright or other interests therein required by CG and that you will sign all other writings and perform all other acts necessary or convenient to carry out the terms of this Agreement;

(e)	that these obligations under this Article shall continue beyond the termination of your employment with respect to Inventions conceived or made by you during the period of and in connection with this engagement and for the 12 month period after your employment ceases and shall be binding upon your assigns, executors, administrators and other legal representatives; and

(f)	to irrevocably waive any and all of your moral rights in any such Inventions.

Non-Solicitation: You hereby covenant and agree that during the term of this Agreement and for a period of 12 months thereafter, you shall not, for whatever reason, individually or in partnership or jointly or in conjunction with any person, firm, association, syndicate, company, corporation, joint venture, partnership or entity, as principal, agent, employee, shareholder, director, officer, owner, investor, partner, or any other manner whatsoever, directly or indirectly, solicit or induce any customers of CG if such solicitation or inducement causes the customer to cease carrying on business or to diminish its current level of business with CG nor solicit or induce any employees of CG to leave employment with CG.

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Non-Competition: For a period of 12 months after cessation of employment for any reason, you agree not to indirectly or directly accept employment from or provide services of any kind to any competitor of CG within a 50 kilometre radius of CG premises. For purposes of the foregoing sentence, the parties confirm that any company involved with manufacture of down filled garments shall be considered a company “competitive” with CG for purposes of this paragraph.

You understand and agree that the Confidential Information, Inventions, Non-Solicitation and Non-Competition provisions above are reasonable, enforceable and independent of one another should any provision be found unenforceable by a court of law. Further, you understand that a breach of any of these provisions during the term of your employment constitutes just cause for termination of employment and that whether during or after the term of employment, such breach causes irreparable harm which may be remedied by injunction and damages.

Termination:

This employment relationship is terminable:

(a)	by CG immediately at any time for cause without notice or pay. Without limiting the foregoing, any one or more of the following events shall constitute cause:

i.	theft, dishonesty, or other similar behaviour;

ii.	any neglect of duty or misconduct in discharging any of your duties and responsibilities hereunder;

iii.	any conduct which is materially detrimental or embarrassing to CG, including, without limitation, you being convicted of an offence under the Canada Criminal Code;

iv.	your acceptance of a gift of any kind, other than gifts of nominal or inconsequential value ($50 or less), from any source directly or indirectly related to your employment with CG, unless prior approval by the President (or anyone else who has been designated) has been obtained; or

v.	violation of the CG company policies included with this letter or any other company policies which may subsequently be introduced, including but not limited to, health and safety, sexual harassment, anti-discrimination, and violence in the workplace;

(b)	by you upon providing a minimum of 3 months’ notice in advance, in writing, which notice CG can in its discretion partially or fully waive; or

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(c)	by CG without cause, at any time by providing written notice to you and by providing you with the following:

In consideration for this Agreement and the offer of employment letter, CG agrees that if your employment pursuant to this Agreement is terminated by CG, for reasons other than Cause, CG will provide you with notice of termination, or pay in lieu of notice (which shall be calculated based on your Base Salary on the date notice of termination is provided), equal to: two (2) weeks’ notice plus an additional four (4) weeks per year of completed service calculated from your Start Date, to a maximum of 52 weeks’ notice, less all required statutory withholdings and deductions. In the event of termination pursuant to this Section, your insured benefits (other than disability coverage and global medical coverage) will be maintained for the duration of the notice period, subject to the terms of applicable benefit plans, at which time all coverage will be discontinued.

Severability: In the event that any provision in this Agreement or part thereof shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions, or parts thereof, shall be and remain in full force and effect.

Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to your employment. Any and all previous agreements, written or oral, express or implied between the parties hereto or on their behalf relating to your employment by CG are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

Amendment: This Agreement may be altered, modified or amended only by a written instrument, duly executed by both parties and stating that the alteration, modification or amendment is an addition to and subject to this Agreement.

Non-Merger: Notwithstanding any other provision in this Agreement to the contrary, the provisions of the paragraphs dealing with Confidential Information, Inventions, Non- Solicitation, and Non-Competition hereof shall survive termination of this Agreement and shall not merge therewith.

Notices: Any notice required or permitted to be given to you shall be sufficiently given if delivered to you personally or if mailed by registered mail to your address last known to CG.

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Any notice required or permitted to be given to CG shall be sufficiently given if delivered to or mailed by registered mail to CG at its registered office.

Any notice given pursuant to and in accordance with this paragraph shall be deemed to be received by you on the third business day after mailing, if sent by registered mail, and on the day of delivery, if delivered.

Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

Scott, it will be a pleasure to welcome you to CG! Please review and confirm your acceptance by signing this offer letter. If you are in agreement with the terms and conditions as outlined in this offer letter, please acknowledge your acceptance by returning one signed copy to Kara MacKillop (kmackillop@canadagoose.com) no later than November 9, 2015.

Yours truly, CANADA GOOSE INC.

/s/ Dani Reiss	/s/ Kara MacKillop
Dani Reiss	Kara MacKillop
President & CEO	VP, Human Resources

ACKNOWLEDGEMENT & ACCEPTANCE

I understand and accept this offer. I have been afforded reasonable opportunity to consult with and advisor of my choice. I do not rely on any promises other than those expressly set out in this Agreement. I agree to all of the above terms voluntarily.

DATED at 2:30 pm, on November 9th, 2015.

WITNESS:	)
)
)
/s/ Authorized Person	)	/s/ Scott Cameron
Scott Cameron

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